AMENDMENT OF EMPLOYMENT AGREEMENT (“Amendment”)

WHEREAS, Everest Reinsurance Company (the “Company”), Everest Reinsurance Holdings, Inc. (“Holdings”) and Joseph V. Taranto (“Taranto”) were parties to an employment agreement effective as of January 1, 2000, as amended (the “Employment Agreement”); and

WHEREAS, pursuant to a restructuring of Holdings, Holdings became a wholly-owned subsidiary of Everest Re Group, Ltd. (“Everest Group”); and

WHEREAS, in connection with the restructuring, Everest Group established a subsidiary, Everest Global Services, Inc. (“Everest Services”); and

WHEREAS, the Employment Agreement was thereafter amended in connection with the restructuring to reflect the restructuring and the establishment of Everest Services and Taranto’s employment by Everest Services and Holdings; and

WHEREAS, (a) Taranto has previously transferred to employment with Everest Services; (b) as required under the Employment Agreement, Everest Services has been substituted for the Company under the Employment Agreement; (c) Everest Services has adopted and has become a party to the Employment Agreement under which Taranto provides services for Everest Reinsurance Company, Everest Group and Holdings and those companies have agreed to cause payment to Taranto for such services; and (d) the Employment Agreement has been previously amended to reflect all of the foregoing transactions; and

WHEREAS, the parties have now agreed to a further modification to the Employment Agreement and it is now desirable to amend the Employment Agreement to reflect such modification; and

WHEREAS, the Company and Everest Group have consented to such amendment; and

WHEREAS, in consideration for and as an inducement to Taranto extending his employment with and continuing to provide services to Holdings, Everest Services and the Company and amending the Employment Agreement as set forth herein, Everest Group shall, upon Taranto’s execution of this Amendment,:

(a)	Award to Taranto 40,000 fully paid restricted shares in accordance with the Everest Re Group, Ltd.
2002 Stock Incentive Plan to be evidenced by the Restricted Stock Award Agreement substantially in the form attached hereto; and

(b)

Amend all Restricted Stock Award Agreements to which Taranto is a party under the Everest Re Group, Ltd. 2002 Stock Incentive Plan, replacing Paragraph 3(a) thereof in its entirety with the following new Paragraph 3(a):

“(a) The Participant shall become vested in the Covered Shares on March 31, 2008, provided his employment has not been terminated for cause as that term is defined in the Participant’s Employment Agreement with the Corporation or its subsidiaries, and further provided that such accelerated vesting shall be effective only if the operation thereof would not cause the Covered Shares to be treated, in whole or in part, as “deferred compensation” for purposes of section 409A of the Internal Revenue Code. The Participant shall also become vested in the Covered Shares as of the Date of Termination prior to the date the Covered Shares would otherwise become vested, if the Date of Termination occurs by reason of the Participant’s death or disability.”

(c)

Amend all Non-Qualified Stock Option Award Agreements to which Taranto is a party under the Everest Re Group, Ltd. 2002 Stock Incentive Plan by replacing Paragraph 2(c) thereof in its entirety with the following new Paragraph 2(c):

“(c) Notwithstanding the foregoing, the options shall become fully vested and exercisable as follows:

(i)	on March 31, 2008, provided that Participant’s employment has not been terminated for cause as that term is defined in Participant’s Employment Agreement with the Corporation or its Subsidiaries, and further provided that such accelerated vesting shall be effective only if the operation thereof would not cause the options to be treated, in whole or in part, as

“deferred compensation” for purposes of section 409A of the Internal Revenue Code; or

(ii)	if the Participant retires after attaining age 65, or earlier with the consent of the
Corporation; or

(iii)	if the Participant’s employment is terminated by death or disability as determined by the

Committee.” and

WHEREAS, in the event the accelerated vesting of restricted stock and options set forth in the amended award agreements cause them to be treated, in whole or in part, as “deferred compensation” for purposes of Section 409A of the Internal Revenue Code, Everest Group shall make such arrangements as are reasonably satisfactory to Taranto to provide him with benefits of equivalent value to such acceleration.

NOW, THEREFORE, the Employment Agreement is hereby amended, effective as of August 31, 2005 by substituting the following for Section 2 of the Employment Agreement:

“2. Term. The term of employment under this agreement shall commence as of January 1, 2000 (the ‘Appointment Date’) and shall continue through March 31, 2008 unless sooner terminated in accordance with this Agreement.”

IN WITNESS WHEREOF, the parties have executed this amendment to the Employment Agreement as of August 31, 2005.

Everest Reinsurance Company	Everest Reinsurance Holdings, Inc.

By:	/s/ Joseph A. Gervasi	By:	/s/ Joseph A. Gervasi
	Joseph A. Gervasi		Joseph A. Gervasi
	Senior Vice President		Senior Vice President

Everest Re Group, Ltd.	Everest Global Services, Inc.

By:	/s/ Joseph A. Gervasi	By:	/s/ Joseph A. Gervasi
	Joseph A. Gervasi	Joseph A. Gervasi
	Senior Vice President	Senior Vice President

/s/ Joseph V. Taranto
Joseph V. Taranto

EVEREST RE GROUP, LTD.

2002 STOCK INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

This Agreement is made as of the Grant Date (as defined in paragraph 1 below), by and between Everest Re Group, Ltd. (the "Corporation") and the Participant.

WHEREAS, the Corporation maintains the Everest Re Group, Ltd. 2002 Stock Incentive Plan (the "Plan"), which is incorporated into and forms part of this Agreement, and the Participant has selected by the committee administering the Plan (the “Committee”) to receive a Restricted Stock Award under the Plan;

NOW, THEREFORE, IT IS AGREED, by and between the Corporation and the Participant, as follows;

1.            Terms of Award. The following terms used in this Agreement shall have the meanings set forth in this paragraph 1:

(a)	The “Participant” is Joseph V. Taranto.
(b)	The “Grant Date” is August 31, 2005.
(c)	The number of “Covered Shares” is 40,000 shares of Stock. “Covered Shares” are shares of Stock granted under this Agreement and are subject to the terms of this Agreement and the Plan.
(d)	Other capitalized terms used in this Agreement are as defined herein, or as defined in the Plan.

2.            Award. The Participant is hereby granted the number of Covered Shares set forth in paragraph 1.

3.            Restriction on Transfer and Forfeiture of Shares. If the Date of Termination (as defined below) does not occur during the Restricted Period with respect to any Installment of the Covered Shares, then, at the end of the Restricted Period for such shares, the Participant shall become vested in those Covered Shares, and shall own the shares free of all restrictions otherwise imposed by this Agreement. With respect to all Covered Shares, the Restricted Period shall begin on the Grant Date. The Restricted Period with respect to each Installment shown on the schedule shall end on the Vesting Date applicable to such Installment:

INSTALLMENT	VESTING DATE APPLICABLE TO INSTALLMENT
1/5 of Covered Shares	First Anniversary of the Grant Date
1/5 of Covered Shares	Second Anniversary of the Grant Date
1/5 of Covered Shares	Third Anniversary of the Grant Date
1/5 of Covered Shares	Fourth Anniversary of the Grant Date
1/5 of Covered Shares	Fifth Anniversary of the Grant Date

Notwithstanding the foregoing provisions of this paragraph 3, the Participant shall become vested in the Covered Shares, and become owner of the shares free of all restrictions otherwise imposed by this Agreement, prior to the end of the Restricted Period, as follows:

(a)

The Participant shall become vested in the Covered Shares on March 31, 2008, provided his employment has not been terminated for cause as that term is defined in the Participant’s Employment Agreement with the Corporation or its subsidiaries. The Participant shall also become vested in the Covered Shares as of the Date of Termination prior to the date the Covered Shares would otherwise become vested, if the Date of Termination occurs by reason of the Participant’s death or disability.

(b)

The Participant shall become vested in the Covered Shares as of the Date of Termination prior to the date the Covered Shares would otherwise become vested, if the Date of Termination occurs by reason of the Participant’s retirement after the age of 65, or at an earlier age with the consent of the Committee.

Covered Shares may not be sold, assigned, transferred, pledged or otherwise encumbered until the expiration of the Restricted Period or, if earlier, until the Participant is vested in the shares. Except as otherwise provided in this paragraph 3, the Participant shall forfeit the unvested Covered Shares as of a Date of Termination that occurs during the Restricted Period, unless the Committee shall determine in a particular case that such forfeiture would not be in the best interest of the Corporation. For purposes of this paragraph, "Date of Termination" shall mean the termination of employment with the Corporation for any reason whatsoever, whether voluntary or involuntary, except that a transfer of a Participant from the Corporation to a Subsidiary or affiliate of the Corporation, whether or not incorporated, or vice versa, or from one Subsidiary or affiliate of the Corporation to another, and a leave of absence duly authorized in writing by the Corporation shall not be deemed a termination of employment.

4.	Deposit of Covered Shares.
(a)

In order to induce the Corporation to issue to the Participant the Covered Shares, the Participant consents to the deposit with the Secretary of the Corporation, or such other person as designated by the Committee, the certificates evidencing the Covered Shares, together with stock powers or other instruments of transfer required by the Corporation or its counsel appropriately endorsed in blank by him. Such deposit shall remain in effect until the time the Corporation reacquires the Covered Shares under and pursuant to the terms and provisions of the Plan and this Agreement or until such Covered Shares shall be released from restriction under the Plan and this Agreement. Notwithstanding anything in this Agreement to the contrary, the Participant shall have no rights as a shareholder with respect to any Covered Shares until the date the Participant becomes a holder of record with respect to such shares.

(b)

The Participant consents to the appointment of the Secretary of the Corporation, in his or her official capacity, and his or her successor in office, or any other person that may be appointed by the Committee under the Plan, as escrow agent ("Escrow Agent") for said shares during the Restricted Period. If during the Restricted Period, the Participant's employment with the Corporation is terminated, and shares of the Covered Shares are forfeited, the Participant authorizes the Escrow Agent to cause such certificate or certificates to be cancelled on the stock record books of the Corporation. The Participant agrees that the Escrow Agent is acting merely as a depository and shall have no liability hereunder except as a depository to retain the Covered Shares and to dispose of them in accordance with the terms of this Agreement and the Plan. If the Escrow Agent is notified of any adverse claim or demand by a person, she is hereby authorized to hold such certificates until the dispute shall have been settled by the parties and notice submitted to her by persons so interested, or until the rights of the parties have been fully adjudicated in a court of competent jurisdiction. So long as the Covered Shares are held in escrow, the Participant shall be entitled to all rights of a stockholder with respect thereto, except as may be limited by the terms of the Plan and this Agreement.

(c)	During the Restricted Period, certificates evidencing the Covered Shares shall bear the following additional legend:

"These shares have been issued pursuant to the Everest Re Group, Ltd. 2002 Stock Incentive Plan ("Plan") and are subject to forfeiture to Everest Re Group, Ltd. (the "Corporation") in accordance with the terms of the Plan and an Agreement between the Corporation and the person in whose name the certificate is registered. These shares may not be sold, pledged, exchanged, transferred, hypothecated or otherwise disposed of except in accordance with the terms of said Plan and said Agreement."

5.	Dividends and Voting Rights.
(a)	The Participant shall be entitled to receive any dividends paid with respect to the Covered Shares that become payable during the Restricted Period; provided,

however, that no dividends shall be payable to or for the benefit of the Participant for Covered Shares with respect to record dates occurring prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Participant has forfeited those Covered Shares; provided further, that, any shares of Stock received by a recipient as a stock dividend, or as a result of stock splits, recapitalizations, combinations, exchanges of shares, reorganizations, mergers, consolidations or otherwise, directly or indirectly, with respect to the Covered Shares shall have the same status, be subject to this Agreement, and shall bear the same legend as the Covered Shares and shall be delivered to the Escrow Agent to be held under the same terms and conditions as the Covered Shares.

(b)

The Participant shall be entitled to vote the Covered Shares during the Restricted Period to the same extent as would have been applicable to the Participant if the Participant was then vested in the shares; provided, however, that the Participant shall not be entitled to vote the shares with respect to record dates for such voting rights arising prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Participant has forfeited those Covered Shares.

6.            Withholding. The Corporation shall withhold all applicable taxes required by law upon any taxable event with respect to the Award. The Participant may satisfy the withholding obligation by paying the amount of any taxes in cash and/or, with the approval of the Committee, vested shares of Stock may be surrendered by the Participant upon the lapse of the Restricted Period or at the time the Covered Shares are transferred to the Participant. The amount of the withholding and the number of shares to be surrendered shall be determined by the Committee with reference to the Fair Market Value of the Stock when the withholding is required to be made; provided, however, the amount of stock so surrendered may not exceed the minimum required withholding obligation.

7.            Delivery of Stock and Documents. In the event any Covered Shares are forfeited to the Corporation pursuant to the Plan or this Agreement, the Participant shall, to the extent not already deposited with the Escrow Agent, deliver to the Escrow Agent the following: the certificate or certificates representing the Covered Shares duly endorsed for transfer and bearing whatever documentary stamps, if any, are necessary, and such assignments, certificates of authority, tax releases, consents to transfer, instruments, and evidences of title of the Participant and of his compliance with the Agreement as may be reasonably required by the Corporation or by its counsel.

8.            Merger or Consolidation. In the event of a merger or consolidation to which the Corporation is a party, or of any other acquisition of a majority of the issued and outstanding shares of Stock involving the exchange or a substitution of the stock of an acquiring corporation for Stock, or of any transfer of all or substantially all of the assets of the Corporation in exchange for the stock of an acquiring corporation, a determination as to whether the stock of the acquiring corporation so received shall be subject to the restrictions set forth in this Agreement shall be made solely by the acquiring corporation. However, such determination shall in no way affect the rights of the Participant as defined in the Plan.

9.            Holding Period. At least six (6) months must elapse from the date of acquisition of the Covered Shares to the date of its disposition.

10.          No Right to Continued Employment. Nothing herein shall obligate the Corporation or any Subsidiary or affiliate of the Corporation to continue the Participant's employment for any particular period or on any particular basis of compensation.

11.          Burden and Benefit. The terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of, the Participant and his executors or administrators, heirs, and personal and legal representatives.

12.          Execution. No person shall have any rights under this Award unless and until the Participant has executed and delivered this Agreement to the Corporation. By executing this Award Agreement, the Participant shall be deemed to have accepted and consented to any action taken under the Plan by the Committee, the Board of Directors or their delegates.

13.          Modifications. No change or modification of this Agreement shall be valid unless it is in writing and signed by the parties hereto.

14.          Entire Agreement. This Agreement, together with the Plan, sets forth all of the promises, agreements, conditions, understandings, warranties and representations, oral or written, express or implied, between the parties hereto with respect to the Covered Shares. The terms and conditions of the Plan are incorporated by reference herein, and to the extent that any conflict may exist between any term or provision of this Agreement and any term or provision of the Plan, the term or provision of the Plan shall control.

15.          Genders. The use of any gender herein shall be deemed to include the other gender and the use of the singular herein shall be deemed to include the plural and vice versa, wherever appropriate.

16.          Notices. Any and all notices required herein shall be addressed: (i) if to the Corporation, to the principal executive office of the Corporation; and (ii) if to the Participant, to his or her address as reflected in the stock records of the Corporation.

17.          Invalid or Unenforceable Provisions. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provisions were omitted.

IN WITNESS WHEREOF, the Corporation and the Participant have executed this Agreement as of the day and year first written above.

Everest Re Group, Ltd.

By:
Joseph A. Gervasi
Senior Vice President

Joseph V. Taranto